Exhibit 4.18(a)

Execution Version

To:    DNB Bank ASA, New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166

Attention: Sybille Andaur

Facsimile: +1 212 681 3900
Email: sybille.andaur@dnb.no

July 15, 2016
Dear Sirs:
We refer to a Loan Agreement dated as of February 24, 2014 (as the same may be amended or supplemented from time to time, the “Loan Agreement”) among (i) the companies listed in Schedule 10 as join and several borrowers (collectively, the “Borrowers”), (ii) Scorpio Tankers Inc. as guarantor (the “Guarantor”), (iii) the banks and financial institutions listed in Schedule 1, Part A as commercial lenders (collectively, the “Commercial Lenders”), (iv) the banks and financial institutions listed in Schedule 1, Part B, as K-Sure Lenders (collectively, the “K-Sure Lenders” and, together with the Commercial Lenders, collectively, the “Lenders”), (v) the banks and financial institutions listed in Schedule 2 as swap banks (collectively, the “Swap Banks”), (vi) DNB Markets, Inc. and Skandinaviska Enskilda Banken AB (publ) as bookrunners (the “Bookrunners”), (vii) Korea Exchange Bank as senior manager (the “Senior Manager”), (viii) DNB Markets, Inc. Skandinaviska Enskilda Banken AB (publ), The Korea Development Bank, Credit Suisse AG, and ING Bank N.V., London Branch, as mandated lead arrangers (collectively, the “Mandated Lead Arrangers”), (ix) DNB Bank ASA, New York Branch as agent (the “Agent”), (x) DNB Bank ASA, New York Branch as security trustee (the “Security Trustee”), and (xi) DNB Bank ASA as K-Sure agent (the “K-Sure Agent”), upon the terms and subject to the conditions of which the Lenders have made available to the Borrowers a senior secured term loan facility of up to (originally) US$458,268,000. Words and expressions defined in the Loan Agreement shall have the same meaning when used in this letter agreement (the “Letter Agreement”) except as expressly provided in this Letter Agreement.
We request that, by countersigning this Letter Agreement, you confirm your agreement to the following amendments to the Loan Agreement pursuant to Clause 29 of the Loan Agreement:

i.	Amendments to the Loan Agreement.
Subject to the fulfilment of the conditions to effectiveness stated in Clause 2 below, the parties agree to amend the Loan Agreement as follows:

i.	The following definitions are added to Clause 1.1 in alphabetical order:
““Bail-In Action” means the exercise of any Write-down and Conversion Powers;”
““Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credits institutions and investments firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;”
““EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;
““EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;”
““Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;”
““Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;”

ii.	Clause 12.3 of the Loan Agreement is hereby amended and restated to read as follows:

“12.3	Minimum Consolidated Tangible Net Worth. The Guarantor shall maintain a Consolidated Tangible Net Worth of not less than $1,000,000,000 plus:

i.	25% of the Guarantor’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after January 1, 2016; and

ii.	50% of the value of the Equity Proceeds realized from any issuance of Equity Interests in the Guarantor occurring on or after January 1, 2016.”

iii.	Clause 12.5 of the Loan Agreement is hereby amended and restated to read as follows:

“12.5
Minimum liquidity. The Guarantor shall maintain Consolidated Liquidity, including all     amounts on deposit with any bank, of not less than (a) $25,000,000 or (b) an amount equal to the aggregate of (i) the product of $500,000 multiplied by the number of vessels owned by the Guarantor or by a subsidiary of the Guarantor at such time and (ii) the product of $250,000 multiplied by the number of vessels time chartered in by the Guarantor or a subsidiary of the Guarantor at such time (the “Minimum Liquidity”), whichever is greater, provided that the Minimum Liquidity shall at all times consist of cash.”

iv.	Clause 15.2 of the Loan Agreement is hereby amended and restated to read as follows:
“15.2    Collateral Maintenance Ratio. If, at any time, the Agent notifies that Guarantor that:

i.	the aggregate Fair Market Value of the Ships; plus

ii.	the net realizable value of any additional Collateral previously provided under this Clause 15, is below the Relevant Percentage of the Loan (such ratio being the “Collateral Maintenance Ratio”), the Agent (acting upon the instructions of the Majority Lenders) shall have the right to require the Borrowers to comply with the requirements of Clause 15.3.
For the purposes of this Clause 15.2, “Relevant Percentage” means:

i.	during the period from January 1, 2016 until December 31, 2016, 165 percent;

ii.	during the period from January 1, 2017 until December 31, 2017, 160 percent;

iii.	during the period from January 1, 2018 until December 31, 2018, 155 percent;

iv.	during the period from January 1, 2019 until December 31, 2019, 150 percent; and

v.	at all times thereafter, 145 percent.”
(f)    A new Clause 31.7 is hereby added to read as follows:
“31.7    Contractual Recognition of Bail-In. Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability."

2.	Conditions to effectiveness.
It is a condition precedent to the effectiveness of this Letter Agreement that, pursuant to Clauses 8.4 and 8.5 of the Loan Agreement, the Borrowers partially prepay on or before July 31, 2016:
(i) the Commercial Bank Tranche in the amount of $3,634,545.19; and
(ii) the K-Sure Tranche in the amount of $12,347,615.22,
each such prepayment to be applied against each Tranche in accordance with the provisions of Clause 8.12 of the Loan Agreement.
3.    Guarantor’s confirmation.
The Guarantor, by its signature of this Letter Agreement, confirms its consent to the amendments to the Loan Agreement set out herein and confirms that the guarantee in Clause 16 of the Loan Agreement remains in full force and effect.
4.    No other amendments.
Other than as set forth in this Letter Agreement, the provisions of the Loan Agreement shall remain unchanged and in full force and effect.

5.    Finance Document
It is acknowledged and agreed that this Letter Agreement shall constitute a Finance Document for purposes of the Loan Agreement.
6.    Governing law and jurisdiction
The provisions of Clause 34 (Law and Jurisdiction) of the Loan Agreement shall apply to this Letter Agreement as if set out in full but so that references to “this Agreement” are amended to read “this Letter”. All remaining provisions of the Loan Agreement and the Finance Documents shall remain in full force and effect.
7.    Execution in counterparts.
This Letter Agreement may be executed in counterparts.
[Signature pages follow on next page]

Sincerely,

STI BATTERSEA SHIPPING COMPANY LIMITED
STI MAYFAIR SHIPPING COMPANY LIMITED
STI HAMMERSMITH SHIPPING COMPANY LIMITED
STI ROTHERHITHE SHIPPING COMPANY LIMITED
STI TRIBECA SHIPPING COMPANY LIMITED
STI BRONX SHIPPING COMPANY LIMITED
STI SOHO SHIPPING COMPANY LIMITED
STI OXFORD SHIPPING COMPANY LIMITED
STI GRAMERCY SHIPPING COMPANY LIMITED
STI CONNAUGHT SHIPPING COMPANY LIMITED
STI MANHATTAN SHIPPING COMPANY LIMITED
STI BROOKLYN SHIPPING COMPANY LIMITED
STI QUEENS SHIPPING COMPANY LIMITED
STI WINNIE SHIPPING COMPANY LIMITED
STI NOTTING HILL SHIPPING COMPANY LIMITED
STI LAUREN SHIPPING COMPANY LIMITED
STI WESTMINSTER SHIPPING COMPANY LIMITED
as Borrowers

By: __/s/ Brian M. Lee_____________________
Name: Brian M. Lee
Title: Secretary

Accepted and agreed this 15 day of July 2016 by:

DNB BANK ASA, NEW YORK BRANCH, as Agent on behalf of the Majority Lenders, K-Sure Agent, and as Agent and Security Trustee in their own rights

By: __/s/ Ahelia Singh________________________
Name: Ahelia Singh
Title: Assistant Vice President

By: _/s/ Mita Zalavadia_________________________ Name: Mita Zalavadia Title: Assistant Vice President

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Letter Agreement and agree in all respects to the same and confirm that the guarantee in Clause 16 of the Loan Agreement shall remain in full force and effect and shall continue to stand as security for the Guaranteed Obligations stated therein.

SCORPIO TANKERS INC. as Guarantor By: _/s/ Brian M. Lee______________________ Name: Brian M. Lee Title: Chief Financial Officer